November 15, 2014
Jesper Andersen

Dear Jesper,
Infoblox Inc. (the “Company”) is pleased to offer you employment on the following terms:
Position. Your title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). In addition, you will be appointed to serve as a director on the Company’s Board, in a non-chairman capacity. It is currently anticipated that you begin your employment as the Company’s President and Chief Executive Officer on December 1, 2014 (your actual first date of employment as Chief Executive Officer of the Company referred to herein as, your “Start Date”). This is a full-time position, based in our Corporate office in Santa Clara, California. You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in charitable, professional and academic activities, and continue to participate in the permitted activities set forth on Exhibit A (the “Permitted Activities”). You acknowledge and agree that the Permitted Activities do not, and will not, individually or in the aggregate, interfere materially with the performance of your duties to the Company. You will also be expected to comply with and be bound by the Company’s written operating policies, procedures and practices that are from time to time in effect during the term of your employment; provided that if there is any conflict between the terms of such operating policies, procedures and practices and the terms of this Agreement, the terms of this Agreement shall control. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
Cash Compensation. The Company will pay you an annual salary at the rate of $525,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
In addition, you will be eligible to receive a discretionary, bonus with an annual target bonus amount equal to 100% of your then current annual salary and with a maximum annual bonus up to 125% of your then current annual salary.  Payment of the bonus, if any, will be based upon the attainment of internal quarterly and annual company goals (pro-rated for the current period). The quarterly components of your bonus will be paid in the next available payroll after the Company’s books have been closed each quarter, and the annual component of your bonus will be paid in the next available payroll after the Company’s books have been closed for the fiscal year, but in any event paid by the fifteenth day of the third month following your or the Company’s taxable year in which it is earned, whichever is later.  To be eligible for payment you must be actively employed at the time of payment.  Please note that no payouts are guaranteed and that the plan may be amended, terminated or replaced from time-to-time, with or without notice, by the Company’s Compensation Committee.

Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Equity. We will recommend to the Board of Directors of the Company that you be granted (i) an option to purchase up to 300,000 shares of Common Stock of the Company under our 2012 Stock Option Plan (the "Plan") at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the closing price of the Company’s Common Stock on the date of grant (the “Option”) and (ii) 250,000 restricted stock units subject to the terms and conditions set forth in Company’s standard restricted stock unit agreement under the Plan (the “RSU” and with the Option, the “Award”). The “grant date” of the Award will be on December 11, 2014. Both the Option and the RSU will vest at the rate of 25% at the end of your first anniversary with the Company (the “Initial Tranche”). The remaining 75% of the Option shall vest monthly over the next 36 months after the Initial Tranche in equal monthly amounts, so long as you remain actively employed by the Company; and the remaining 75% of the RSU shall vest over the next 6 semi-annual periods after the Initial Tranche. The anticipated grant of the Award by the Company is subject to the Board's approval; with respect to the Award; and as such this letter is not intended to create any obligation on the part of the Company. Further details on the Plan and the Award will be provided upon approval of such grant by the Company's Board of Directors.
Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

Severance and Change in Control Agreement. The Company will enter into with you the Change in Control Severance Agreement substantially in the form attached hereto as Exhibit B.

Indemnification. The Company will enter into with you, in accordance with applicable Company policies and guidelines, the Company’s standard form of Director and Officer Indemnification Agreement.

Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s compensation recoupment policy, if any, adopted by the Board or required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company.
Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

Proprietary Information and Confidentiality. Like all Company employees, you will be required, as a condition of your continued employment with the Company, to execute and adhere to the Company’s standard Proprietary Information and Inventions Agreement. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

Non-Solicitation. During your employment with the Company and for a period of one (1) year after the date of such termination of employment, for any reason, you will not, directly or indirectly (i) solicit any employee of the Company to leave the employment of the Company or (ii) induce or attempt to induce, any customer or supplier of the Company to cease doing business with the Company.

Background Check. This letter agreement is contingent upon a satisfactory verification of criminal background. This letter agreement can be rescinded based upon data received in the verification.
Reference Check. This letter agreement is also contingent upon completion of a reference check in accordance with company standards. The Company reserves the right to withdraw this letter agreement to you if the results of the reference check are not satisfactory, in the sole judgment of the Company.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This letter agreement and the identified exhibits represent the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives.
Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
Interpretation, Amendment and Enforcement. This letter agreement and the identified exhibits constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended, waived or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
We are very enthusiastic about the growth prospects for the Company and we know that you can play an important part in the evolution of our business. You may indicate your agreement with these terms and accept this letter agreement by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Change in Control Severance Agreement in the form attached hereto as Exhibit B and returning them to me. This letter agreement, if not accepted, will expire at the close of business on November 21, 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,
Infoblox Inc.
/s/ Michael L. Goquen
Michael L. Goguen
Chairman, Infoblox Board of Directors

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Jesper Andersen
Jesper Andersen Date: November 21, 2014

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